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                                                                   EXHIBIT 10.27

                         RESEARCH AND LICENSE AGREEMENT


        This Agreement, effective as of October 15, 1996 ("Effective Date"), between ELI LILLY AND COMPANY, a corporation organized under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, and its Affiliates, hereinafter collectively called "Lilly",

                                       AND

NEUROCRINE BIOSCIENCES, INC., a corporation organized under the laws of the State of Delaware, having its principal place of business at 3050 Science Park Road, San Diego, California 92121-1102, and its Affiliates, hereinafter collectively called "Neurocrine".

                                    RECITALS

        1. Neurocrine is in the business of conducting research in the field of mammalian receptor systems. An objective of Neurocrine's research is the discovery of potential human drug receptor targets, assays for use in drug discovery and compounds having activity at such receptor targets.

        2. Neurocrine is engaged in a specific research program aimed at understanding the pharmacological implications of Corticotropin Releasing Factor and, in particular, Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor-Receptor 2. The purpose of such program is to identify high affinity Corticotropin Releasing Factor-Binding Protein Ligand Inhibitors and Corticotropin Releasing Factor-Receptor 2 Agonists, as well as to





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Research and License Agreement


better understand the interaction between Corticotropin Releasing Factor, Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor-Receptor 2 and various disease states, such as Alzheimer's disease and eating disorders.

        3. Lilly is in the business of discovering, developing and marketing pharmaceuticals and animal health products. Lilly has substantial experience and expertise in developing drugs which are useful in nervous system disorders.

        4. Lilly is interested in funding and collaborating with Neurocrine in screening compounds developed by Lilly or Neurocrine using Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor-Receptor 2 assay systems developed by Neurocrine, looking to the possible commercial development of therapeutic agents useful in treating Corticotropin Releasing Factor related disorders. Lilly is also interested in funding and collaborating with Neurocrine on increasing the level of understanding regarding the interaction between Corticotropin Releasing Factor and Corticotropin Releasing Factor Receptor-2 and various Corticotropin Releasing Factor related disorders.

        5. Neurocrine is willing to collaborate with Lilly on identifying compounds suitable for commercial development for treating Corticotropin Releasing Factor related disorders and to use its novel Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor- Receptor 2 assay systems (providing same to Lilly as appropriate) in screening compounds furnished by Lilly and Neurocrine. Neurocrine is also willing to continue research on Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor-Receptor 2 to make the results of its research available to Lilly.

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Research and License Agreement                                           Page 3


        NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter recited, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        Section 1.00 General. When used in this Agreement, each of the following terms shall have the meaning, set forth in this Article I.

        Section 1.01 "Affiliate" means (a) any corporation or business entity of which Lilly or Neurocrine, at the time in question, owns or controls, directly or indirectly, fifty percent (50%) or more of the stock of said corporation having the right to vote for directors thereof or otherwise control the management of said corporation or business entity, or (b) any corporation, individual or business entity which now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of the stock of Lilly or Neurocrine having the right to vote for directors thereof.

        Section 1.02 "Corticotropin Releasing Factor" means that certain 41 amino acid peptide referred to as rat/human Corticotropin Releasing Factor and described in Rivier, et al., Characterization of rat hypothalamic corticotropin-release factor, Vol. 80 Proceedings of the National Academy of Sciences (1983).

        Section 1.03 "Corticotropin Releasing Factor-Binding Protein" means that certain protein described in Potter, et al., Cloning and characterization of the cDNAs for the human and rat corticotropin releasing factor binding proteins, Vol. 349 Nature (1991), homologs or splice variants that bind bioactive compounds,





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Research and License Agreement                                           Page 4

including but not limited, to Corticotropin Releasing Factor or Urocortin, with an affinity of at least [ * ].

        Section 1.04 "Corticotropin Releasing Factor-Binding Protein Ligand Inhibitor" means a compound which inhibits or dissociates the binding of bioactive compounds including, but not limited to, Corticotropin Releasing Factor or Urocortin from Corticotropin Releasing Factor-Binding Protein at a concentration of [ * ].

        Section 1.05 "Corticotropin Releasing Factor-Receptor 1" means that certain receptor described in Chen, et al., Expression cloning of a humancorticotropin releasing factor receptor, Vol. 90 Proceedings of the National Academy of Sciences (1993).

        Section 1.06 "Corticotropin Releasing Factor-Receptor 2" means that certain receptor described in Liaw, et al., Cloning and characterization of the human corticotropin-releasing factor-2 receptor complimentary deoxyribonucleic acid, Vol. 137 Endocrinology (1966), homologs or splice variants that bind Corticotropin Releasing Factor or Urocortin with an affinity of at least [*].

        Section 1.07 "Corticotropin Releasing Factor-Receptor 2 Agonist" means a compound which activates the Corticotropin Releasing Factor-Receptor 2 and has selectively for such Receptor over Corticotropin Releasing Factor-Receptor 1 and other neuropeptide receptors.

        Section 1.08 "Cost of Manufacturing" shall include standard cost of production, variances, royalties, distribution expenses, and all other amounts customarily deducted by Lilly as determined in accordance with the method of accounting normally employed by Lilly in compiling cost of goods in accordance with United States generally accepted accounting principles ("GAAP"). In



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Research and License Agreement                                            Page 5


determining such Cost pursuant to this Agreement, Lilly will treat such determination in the same manner as for all other products sold by Lilly.

        Section 1.09 "Dementia" means a disorder characterized by a general loss of intellectual abilities involving impairment of memory, judgment and abstract thinking as well as changes in personality. Such disorders include disorders caused by Alzheimer's disease, multi-infarct dementia, central nervous system infection, brain trauma, Wernicke-Korsakoff syndrome, Huntington's chorea, multiple sclerosis and Parkinson's disease, but do not include disorders caused by delirium, depression or other functional mental disorder.

        Section 1.10 "Direct Marketing Expenses" includes all costs necessary, at Lilly's discretion, to market Product for sale. Such costs will include, but not necessarily be limited to, promotional materials, advertising campaigns, compensation and benefits of assigned marketing personnel, marketing surveys, supplies, telephone, telecommunication costs, facilities, and other costs associated with Product. Expenses will be determined from the books and records of Lilly maintained in accordance with GAAP. In determining such Expenses pursuant to this Agreement, Lilly will treat such determination in the same manner as for all other products sold by Lilly.

        Section 1.11 "Excluded Compound" means a Lilly Compound which (i) is either a Project Team Compound or is actively being considered by Lilly as a candidate for becoming a Project Team Compound as of the Effective Date or (ii) operates as a pharmaceutically active agent via a mechanism of action other than through Corticotropin Releasing Factor receptors or as a Corticotropin Releasing Factor-Binding Protein Ligand Inhibitor and, as a consequence of which, Lilly, therefore, does not develop or promote in its Phase III Clinical Trials as having



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Research and License Agreement                                           Page 6

pharmaceutical activity via a Corticotropin Releasing Factor receptor or as a Corticotropin Releasing Factor-Binding Protein Ligand Inhibitor mechanism of action. A list of compounds falling within the scope of (i), above, is set forth in Appendix I attached hereto. Further, should Lilly ever determine, or have Neurocrine determine, a dose response curve on any compound listed in Appendix I in any assay which utilizes Existing Neurocrine Technology or Project Technology, such compound shall no longer be considered an Excluded Compound if such response curve indicates that such compound's affinity is weaker than [ * ]

        Section 1.12 "Existing Lilly Compound" means any Lilly Compound in Lilly's possession on or before October 31, 1996, the identification, selection or development of which as a pharmaceutical health product for the treatment of indications associated with the Field is based upon the use of Existing Neurocrine Technology or Project Technology. The individual optical isomers of a racemic mixture and the salts and solvates of a chemical compound in Lilly's possession on or before October 31, 1996, shall be deemed to also be in Lilly's possession as of that time.

        Section 1.13 "Existing Neurocrine Compound" means any Neurocrine Compound in Neurocrine's possession on or before October 31, 1996, the identification, selection or development of which as a pharmaceutical health product for the treatment of indications associated with the Field is based upon the use of Existing Neurocrine Technology or Project Technology. The individual optical isomers of a racemic mixture and the salts and solvates of a chemical compound in Neurocrine's possession on or before October 31, 1996, shall be deemed to also be in Neurocrine's possession as of that time.


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omitted portions.


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Research and License Agreement                                           Page 7

        Section 1.14 "Existing Neurocrine Technology" means Neurocrine's confidential and/or proprietary technical information, data and materials including DNA sequences, target cell lines, expression vectors and genes in the Field, to the extent such Technology was in Neurocrine's possession on or before October 31, 1996.

        Section 1.15 "Field" means Corticotropin Releasing Factor-Binding Protein Ligand Inhibitors and Corticotropin Releasing Factor-Receptor 2 Agonists and all diseases and disorders associated with same which are mediated by the central nervous system regardless of peripheral effects.

        Section 1.16 "Gross Profits" means Net Sales of Product in the United States less the sum of (i) the Cost of Manufacturing such Products plus [ * ] and (ii) Direct Marketing Expenses.

        Section 1.17 "Joint Compound" means a chemical compound conceived and synthesized jointly by Lilly and Neurocrine.

        Section 1.18 "Lilly Compound" means a chemical compound conceived and synthesized or acquired by Lilly.

        Section 1.19 "Lilly Information" means information and data provided to Neurocrine by Lilly concerning Lilly Compounds and data and information generated by Neurocrine concerning Lilly Compounds. Such Information shall be the property of Lilly.

        Section 1.20 "Lilly's Strategic Focus" means those therapeutic areas and diseases in which Lilly, at the time in question, has an interest in developing and marketing pharmaceutically active agents.

        Section 1.21 "Major Europe" means Germany, Italy, France and the United Kingdom.




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Research and License Agreement                                           Page 8


        Section 1.22 "Net Sales" means, with respect to Product, the gross amount invoiced by Lilly to unrelated third parties for the Product less:

                (a)     trade, quantity and cash discounts allowed;

                (b) commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

                (c)     actual product returns and allowances;

                (d) that portion of the sales value associated with delivery systems to the extent such delivery systems can be sold separately from Product;

                (e) any tax imposed on the production, sale, delivery or use of the product;

                (f)     allowance for distribution expenses; and

                (g)     any other similar and customary deductions.

Such amounts shall be determined from the books and records of Lilly maintained in accordance with GAAP consistently applied. Such formula for determining Net Sales shall, furthermore, be employed by Lilly in substantially the same manner in determining the net sales of all of Lilly's other products.

        In the event Product is sold as part of a combination product or as a bundle of products (hereinafter "combination product"), the Net Sales from the combination product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product (as defined in the above Net Sales Definition) by the fraction, A/A+B where A is the average sale price of Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form. In the event that


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Research and License Agreement                                           Page 9


such average sale price cannot be determined for both Product and other product(s) in combination, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination products by the fraction C/C+D where C is Lilly's cost of goods of Product and D is Lilly's cost of goods of the other product(s), determined in accordance with the method of accounting normally employed by Lilly in computing cost of goods.

        Section 1.23 "Neurocrine Compound" means a chemical compound conceived and synthesized or acquired by Neurocrine provided Neurocrine has the ability to transfer rights to same to Lilly.

        Section 1.24 "New Compound" means any Lilly Compound or Neurocrine Compound synthesized or acquired by Lilly or Neurocrine, respectively, on or after November 1, 1996, the identification, selection or development of which as a pharmaceutical health product for the treatment of indications associated with the Field is based upon the use of Existing Neurocrine Technology or Project Technology.

        Section 1.25 "Obesity" means a condition involving an increase in body weight beyond the limitation of skeletal and physical requirements and disorders associated with such condition such as diabetes mellitus, atherosclerosis and hypertension.

        Section 1.26 "Patent Rights" means patents and patent applications owned or controlled by Neurocrine or by Lilly relating to Products, Project Technology or Existing Neurocrine Technology and all divisions, continuations, continuations-in-part, reissues, extensions and foreign counterparts thereof at least one claim of which covers the making, using or selling of Products, Project Technology or Existing Neurocrine Technology. "Neurocrine Patent Rights" means patents and


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Research and License Agreement                                          Page 10

patent applications owned or controlled by Neurocrine. "Lilly Patent Rights" means patents and patent applications owned or controlled by Lilly. A list of certain particularly relevant Neurocrine Patent Rights is set forth in Appendix II.
        Section 1.27 "Phase I Clinical Trials" means small scale human clinical trials, the protocols of which are as previously disclosed to Neurocrine prior to the start of such trials, conducted in normal volunteers and designed to indicate product safety.

        Section 1.28 "Phase II Clinical Trials" means small scale human clinical trials, the protocols of which are as previously disclosed to Neurocrine prior to the start of such trials, conducted in patients and designed to indicate a statistically significant level of efficacy in the particular indication tested, as well as to obtain some indication of the dosage regimen required.

        Section 1.29 "Phase III Clinical Trials" means large scale human clinical trials, the protocols of which are as previously disclosed to Neurocrine prior to the start of such trials, conducted in patients and designed to establish Product efficacy in the particular indication tested and required to obtain clinical registration of Product with health regulatory authorities. Successful completion of such Clinical Trials shall be deemed to have occurred if such Trials establish the end points they were designed to show.

        Section 1.30 "Positive Hit" means a compound from the Research Records Cassette which, in Neurocrine's reasonable opinion, has interesting activity in the assay system employed and has a KI of less than [ * ].







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Research and License Agreement                                          Page 11


        Section 1.31 "Product" means a composition for use as a pharmaceutical consisting of an Existing Lilly Compound, an Existing Neurocrine Compound, a New Compound or a Joint Compound, but excluding Excluded Compounds.

        Section 1.32 "Product Decision" means a decision made at [ * ] discretion after completion of Phase II Clinical Trials that the compound tested in such trials continues to be a viable pharmaceutical candidate for the treatment of Dementia or Obesity and that, therefore, Phase III Clinical Trials on such compound for either or both of such indications are warranted.

        Section 1.33 "Project" means the research and development program to be conducted by Neurocrine in the Field in collaboration with Lilly according to the schedule and staffing in Appendix III and the screening by Neurocrine of Neurocrine Compounds, Joint Compounds and those Lilly Compounds submitted by Lilly pursuant to Section 2.03.

        Section 1.34 "Project Team Compound" means a compound which has been accepted for further development by Lilly's Project Team Approval Committee, or its successor, or by whatever decision making mechanism is employed by Lilly in deciding what compounds are suitable for clinical development and is provided resources for such development by Lilly's Portfolio Management Committee, or its successor, or by whatever decision making mechanism is employed by Lilly in deciding how resources should be allocated for clinical development. In making a decision as to whether to accept any Existing Lilly Compound, Existing Neurocrine Compound, New Compound or Joint Compound for further development, or in deciding to provide resources for the development of such Compound, Lilly agrees that it shall treat any of such




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Research and License Agreement                                           Page 12

Compounds in the same manner as it treats its own compounds of similar commercial significance.

        Section 1.35 "Project Technology" means the confidential and/or proprietary technical information and data concerning Corticotropin Releasing Factor-Binding Protein Ligand Inhibitors, Corticotropin Releasing Factor-Receptor 2 Agonists and related DNA sequences, binding assays, functional assays, in vivo assays and biological materials, including target cell lines, expression vectors and genes, developed or acquired by Lilly and/or Neurocrine in connection with the Project during the term of the Project. Non-patented Project Technology which relates to Corticotropin Releasing Factor-Binding Protein Ligand Inhibitors and Corticotropin Releasing Factor-Receptor 2 Agonists, as well as formulations thereof and methods of using same, shall be the property of Lilly. All other non-patented Project Technology shall be the property of Neurocrine.

        Section 1.36 "Research Records Cassette" means a library, as presented to Neurocrine on September 12, 1996, consisting of approximately [ * ] compounds preselected from Lilly's archive historical library, wherein the compounds are provided in 96-well format.

        Section 1.37 "Research Team" means six (6) representatives, three (3) from Neurocrine and three (3) from Lilly, who are designated to direct and monitor the Project.

        Section 1.38 "Scientific Person Year" means a total of 47 weeks or 1,880 person hours per year of scientific work, on or directly related to the Project, carried out by Neurocrine employees having at least a Bachelors Degree in a science, or experience equivalent thereto.





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Research and License Agreement                                          Page 13


        Scientific work on or directly related to the Project to be performed by Neurocrine employees can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending appropriate seminars and symposia, managing and leading scientific staff, and carrying out Project management duties or such other activities as may be appropriate to the conduct of the Project.

        Section 1.39 "United States" means the United States of America and its territories and possessions.

        Section 1.40 "Urocortin" means the certain sequence described in Donaldson, et al, Cloning and characterization of human urocortin, Vol. 137 Endocrinology (1996).

                                   ARTICLE II

                   STAFFING, PLANNING AND EXECUTION OF PROJECT

        Section 2.00 Neurocrine Effort on Project. Neurocrine and Lilly shall use reasonably diligent efforts to conduct work on the Project so as to endeavor to achieve the schedule and goals set forth in Appendix III. Initially Neurocrine shall assign the personnel specified in Appendix III to the Project. Neurocrine may reassign any of these personnel to any other project without the approval of the Research Team, provided that if Neurocrine fails to achieve its goals as set forth in Appendix III within the timetable set by the Research Team for the attainment of such goals, Lilly shall then have the right to review Neurocrine's staffing of the Project and Lilly may, further, request that certain Neurocrine employees be utilized on the Project. Lilly shall, further, have the ability to request that Neurocrine shift its focus on the Project from research to




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Research and License Agreement                                          Page 14


development if Lilly believes such shift will further the progress of the Project. If any of these personnel ceases to be an employee of Neurocrine, Neurocrine shall assign a substitute of equal suitability as evidenced by equal or greater educational background or laboratory experience. Neurocrine shall for each year during the term of the Project assign to the Project sufficient personnel to devote [ * ] Scientific Person Years. At least [ * ] of the Scientific Person Years shall be provided by scientists with a Ph.D. degree or equivalent scientific experience. In 1997 and each year thereafter during the term of the Project, the Research Team will by October 31 of that year prepare and submit to Lilly and Neurocrine the schedules, goals, staffing and budget for the upcoming year.

        Section 2.01 Research Team Formation. Promptly upon signing of this Agreement by both parties, Neurocrine and Lilly shall each appoint[ * ] representatives to serve as members of the Research Team. The respective individual representatives for each party may be changed, from time to time at the discretion of Neurocrine or Lilly, upon written notification by the party making such change to the other. Neurocrine and Lilly within sixty (60) days after the Effective Date shall agree upon an initial plan for research tasks to be completed under the Project. Such plan, once complete, shall be attached to this Agreement as Appendix III. The Research Team shall review (and where necessary modify), and approve subject, of course, to final review by Lilly and Neurocrine, all plans for research to be done under the Project, and shall review the personnel assigned to the Project and all results of work done under the Project. From time to time, the Research Team may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Research Team agrees. The Research Team shall meet regularly according to a mutually




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Research and License Agreement                                           Page 15


agreed schedule (alternating sites of the meeting between San Diego and Indianapolis, with each Party being responsible for the travel, lodging and other expenses incurred by its own members of the Research Team), provided such meetings occur at least semi-annually, to review the Project, to modify the scope and goals of the Project if deemed necessary by the Research Team, to prepare the schedules and budget pursuant to Section 2.00 and to prepare the reports required under Section 4.00. Upon conclusion of any meeting of the Research Team, the Team shall appoint one of its members to prepare written minutes of the meeting, which minutes shall be reviewed and approved, if appropriate, by both Lilly and Neurocrine. Any modification to the scope and goals of the Project as described in Appendix III shall require the approval of the Research Team, and the appropriate written amendment to Appendix III. Decisions with regard to the scope and goals of the Research Team shall be made by [ * ] and if the Research Team is unable to reach such [ * ] on any such issue involving the Project, the issue shall be referred to the [ * ] or the equivalent thereof, for further discussion. If such discussions fail to resolve such issue, if the issue arises prior to the start of Phase I Clinical Trials on any Product associated with such issue, the parties may then resolve such issue by any mechanism available, including litigation. For all unresolved issues which arise after the start of Phase I Clinical Trials on any Product associated with such issue, the [ * ] or the equivalent thereof, shall have the final decision.





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Research and License Agreement                                           Page 16

        Section 2.02 Conduct of Studies. All work done in connection with the Project shall be carried out in strict compliance with any federal, state, or local laws, regulations, or guidelines governing the conduct of research at the site where such work is being conducted.

        Section 2.03 Screening Lilly Compounds. As a part of the Project, Lilly shall have the right to submit such Lilly Compounds as it deems appropriate to Neurocrine for testing using assay systems developed by Neurocrine in connection with Existing Neurocrine Technology or Project Technology. The number and scheduling of such submissions and the particular assays used shall be determined by the Research Team. Neurocrine agrees that it shall not subject any Lilly Compound so submitted to any binding or other assay which has not been previously specifically authorized by the Research Team. Complete results from any such assay shall be provided to Lilly pursuant to the schedule established by the Research Team.

        Section 2.04 Treatment of Lilly Compounds. Neurocrine agrees that it will not chemically or physically analyze or have analyzed any Lilly Compound to determine its structure. Neurocrine shall not permit any third party to observe or have access to any Lilly Compound. All information, results and data generated in connection with any assay of Lilly Compounds shall be Project Technology. Lilly agrees to provide Neurocrine with handling instructions including all safety information relating to the particular compound known to Lilly.

        Section 2.05 Screening of Neurocrine Compounds and Joint Compounds. As part of the Project, Neurocrine shall test all Neurocrine Compounds and Joint Compounds using assay systems developed by Neurocrine in connection with Existing Neurocrine Technology or Project Technology. The scheduling of such





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Research and License Agreement                                           Page 17


testing and the particular assays used shall be determined by the Research Team. Complete results from any such assay shall be provided to Lilly pursuant to the schedule established by the Research Team. All information, results and data Generated in connection with any assay of Joint Compounds or Neurocrine Compounds shall be Project Technology.

        Section 2.06 Electronic Mail Transmissions. If Lilly and Neurocrine determine that, during the term of the Project, it is necessary to communicate with one another by electronic mail or some other similar medium of communication, Lilly and Neurocrine shall each bear its own out-of-pocket expenses required in order to provide such method of communication. Further, if such a method of communication is employed, the parties will utilize all reasonably appropriate diligence in order to protect the confidentiality and security of information transmitted between Lilly and Neurocrine.

                                   ARTICLE III

                               FUNDING OF PROJECT

        Section 3.00 Duration and Amount of Funding. Lilly shall provide Neurocrine with financial support for the Project for the period from November 1, 1996 to October 31, 1999, unless the Project is terminated early pursuant to
Article X. The financial support provided to Neurocrine by Lilly shall be [*] per Scientific Person Year for [*] Scientific Person Years for each twelve (12) month period of the Project. The amount per Scientific Person Year set forth above shall not be adjusted for inflation during the term of the Project. Consistent with the foregoing, the budget prepared by the Research Team and submitted to Neurocrine and Lilly by September 15 of each year pursuant to





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Research and License Agreement                                          Page 19


Section 2.00 shall be a total budget including costs for the proposed Scientific Person Years and any other anticipated Project expenses and shall be reviewed and approved with or without modification by both Lilly and Neurocrine within sixty (60) days of submission by the Research Team. In the event that the parties cannot agree on a budget for the upcoming year before the end of the sixty-day period, the budget for that upcoming year will be for the number of Scientific Person Years provided hereinabove, i.e., [*] and the activities of the Project shall be adjusted accordingly. The amount per Scientific Person Year shall be the total amount paid to Neurocrine by Lilly for Neurocrine's effort on the Project with Neurocrine being responsible for all wages, supplies, facilities, utilities and all other employee-related expenses in connection with performing services for the Project.

        Section 3.01 Manner of Payments. All funding by Lilly during this Project shall be paid to Neurocrine by Lilly in U.S. Dollars. Unless otherwise agreed in writing by Lilly, payments shall be made in four equal installments. During the first year of the Project, the first installment shall be paid within thirty (30) days of the Effective Date, and the remaining three installments shall be paid on or before February 15, May 15 and August 15, respectively. During subsequent years of the Project, such installments shall be paid on or before November 15, February 15, May 15 and August 15, respectively.

        Section 3.02 Accounting. Neurocrine shall provide Lilly on a semi-annual basis during the term of the Project a report detailing how Neurocrine allocated Scientific Person Years to the Project. Such report shall provide Lilly with the names of the Neurocrine employees which make up the Scientific Person Years the amount of each employees time devoted to the Project, associated with the


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tasks listed in Appendix III during the semi-annual period at issue. Neurocrine shall, further, maintain records in reasonable detail of all monies paid by Neurocrine for research under the Project and shall provide Lilly, within ninety
(90) days of the end of each calendar year, with a report stating the dollar amount of funds supplied by Lilly that were expended on research activities during any year for which the report is made, using Neurocrine's standard project accounting procedures, and such supporting details as are reasonably required by Lilly.

        Within one year from receipt of the reports, Lilly may, at its expense, request an audit by Neurocrine's independent certified public accountants. The independent certified public accountant shall have the right to examine all necessary records kept pursuant to this Section and report to Lilly the findings of said examination of records insofar as necessary to verify the reports. Said findings shall be maintained in confidence by Lilly.


                                   ARTICLE IV

                               RESULTS OF PROJECT

        Section 4.00 Reports. Neurocrine shall disclose to the Research Team all Project Technology reasonably promptly following its discovery. Disclosure of Project Technology may take the form of visits by Lilly personnel, at reasonable times and upon reasonable prior notice, to the facilities being used for the Project to permit observation of the procedures being employed. The Research Team shall submit to Neurocrine and Lilly a detailed written report on the progress of the Project within sixty (60) days following each calendar quarter of the term of

Research and License Agreement                                           Page 20

the Project and, within ninety (90) days after completion of the Project, shall provide Neurocrine and Lilly with a comprehensive final written report.

        Section 4.01 Assay Materials. During the Project, Neurocrine shall provide Lilly promptly upon Lilly's request with samples of cell lines or any materials required to conduct in vitro assays which are Existing Neurocrine Technology, as set forth in Appendix IV, as well as those in vitro or in vivo assays which are produced or developed within the scope of the Project, immediately upon development by Neurocrine, along with sufficient technical information and know how to enable Lilly to conduct such in vitro or in vivo assays or binding studies and/or functional assays with such cell lines or materials. Lilly shall then be entitled to use same to test any Lilly Compound Lilly so desires or any Neurocrine Compound or Joint Compound the Research Team desires. All information, results and data generated in connection with any such testing by Lilly during the course of the Project shall be Project Technology. No later than sixty (60) days following termination of the Project, Neurocrine shall provide to Lilly any remaining Existing Neurocrine Technology and the Project Technology including without limitation DNA sequences encoding Corticotropin Releasing Factor-Binding Protein and Corticotropin Releasing Factor-Receptor 2, binding sites, binding assays, functional assays and in vitro or in vivo assays.

        Section 4.02 Patentable Inventions. If a patentable invention is conceived in the course of the parties' work on the Project and is reduced to practice during such work on the Project or within six months of termination of the Project, Lilly and Neurocrine shall discuss such invention and the desirability of filing a United States patent application covering such invention as well as any foreign counterparts. The party owning the invention (or both parties if the invention is a

Research and License Agreement                                           Page 21

joint invention) shall make the final decision with respect to any such filings. All patent applications and patents on inventions made in the course of the parties' work on the Project solely by employees of Lilly shall be owned by Lilly. All patent applications and patents on inventions made in the course of the parties' work on the Project solely by employees of Neurocrine shall be owned by Neurocrine. All patent applications and patents on inventions made jointly by employees of Lilly and employees of Neurocrine shall be jointly owned. If such joint invention is within the Field, Article V shall determine Lilly's rights with respect to Neurocrine's interest in such joint invention. If such joint invention is outside the Field, Lilly shall have a right of first negotiation as to Neurocrine's interest in such joint invention and the parties shall negotiate in good faith the terms under which Lilly can exclusively commercialize such invention. Should Lilly choose not to commercialize such invention, Neurocrine shall then have a right of first negotiation as to Lilly's share of such joint invention and the parties shall negotiate in good faith the terms under which Neurocrine can exclusively commercialize such invention. If the parties, despite good faith negotiations, fail to reach agreement on terms which would allow either Lilly or Neurocrine, as appropriate, to exclusively commercialize such invention, either party may develop and commercialize such invention and such development/commercialization shall not in any way affect the other parties right to develop and commercialize such joint invention as well.

        Lilly shall bear its own expenses incurred in filing, prosecuting and maintaining patent applications, and any patents resulting therefrom, under this
Section 4.3. Lilly shall, further, file all applications on joint inventions and Lilly shall be totally responsible for the preparation, prosecution and maintenance of

Research and License Agreement                                          Page 22

such applications and any patents resulting therefrom. Neurocrine agrees to cooperate with Lilly as needed in the preparation and prosecution of such applications covering joint inventions.

        Neurocrine shall bear its own expenses incurred in filing, prosecuting and maintaining patent applications and any patents resulting therefrom under this Section 4.3 or the Neurocrine Patent Rights set forth in Appendix II to the extent such patents or applications do not contain claims to an Existing Neurocrine Compound or a New Compound which is a Neurocrine Compound. If such patent applications or patents contain claims to an Existing Neurocrine Compound or a New Compound which is a Neurocrine Compound, the parties shall share equally all expenses incurred in filing, prosecuting and maintaining such applications/patents, provided such expenses were incurred after the Effective Date.

        Each party shall provide to the other a copy of any patent application which discloses Existing Neurocrine Technology or Project Technology, prior to filing in the United States if reasonably possible, for review and comment by the other party. Any such patent application shall be maintained in confidence by the receiving party pursuant to Section 9.00.

        If Lilly files a patent application on a joint invention encompassed by this Article and yet, later, decides that it no longer wishes to continue prosecution and/or maintenance of such application (or any patent resulting therefrom), Lilly shall inform Neurocrine of its decision to discontinue prosecution and/or maintenance prior to discontinuance. Neurocrine may then elect to continue prosecution and/or maintenance of such application or patent at its sole expense, provided that if it does elect to continue prosecution and/or maintenance,

Research and License Agreement                                           Page 23

Neurocrine shall reimburse Lilly for all out-of-pocket expenses previously incurred by Lilly in filing, prosecuting or maintaining such application or patent and Lilly shall provide all reasonable assistance (including preparing any papers required to allow Neurocrine to prosecute and/or maintain such application) required by Neurocrine in prosecuting and/or maintaining such application or patent. If Lilly elects to discontinue prosecuting and/or maintenance of an application or patent encompassed hereunder, and Neurocrine elects to continue prosecution and/or maintenance of such application or patent, Lilly shall lose all ownership rights to such application or patent and such rights shall vest totally in Neurocrine. The decision by Lilly not to proceed into the National Phase of the Patent Cooperation Treaty patenting process in every country originally designated as a Designated Country in any Patent Cooperation Treaty patent application encompassed by this Article, shall not, by itself, be considered as an election to discontinue prosecution.

        If Neurocrine files during the term of this Agreement or has filed prior to the Effective Date a patent application on Existing Neurocrine Technology or Project Technology owned by Neurocrine and yet, later, decides that it no longer wishes to continue prosecution and/or maintenance of such application (or any patent resulting therefrom), Neurocrine shall inform Lilly of its decision to discontinue prosecution and/or maintenance prior to discontinuance. Lilly may then elect to continue prosecution and/or maintenance of such application or patent at its sole expense, provided that if it does elect to continue prosecution and/or maintenance, Lilly shall reimburse Neurocrine for all out-of-pocket expenses previously incurred by Neurocrine in filing, prosecuting or maintaining such application or patent and Neurocrine shall provide all reasonable assistance

Research and License Agreement                                           Page 24

(including preparing any papers required to allow Lilly to prosecute and/or maintain such application) required by Lilly in prosecuting and/or maintaining such application or patent. If Neurocrine elects to discontinue prosecuting and/or maintenance of an application or patent encompassed hereunder, and Lilly elects to continue prosecution and/or maintenance of such application or patent, Neurocrine shall lose all ownership rights to such application or patent and such rights shall vest totally in Lilly. The decision by Neurocrine not to proceed into the National Phase of the Patent Cooperation Treaty patenting process in every country originally designated as a Designated Country in any Patent Cooperation Treaty patent application encompassed by this Article, shall not, by itself, be considered as an election to discontinue prosecution. Should Neurocrine ever fail to inform Lilly in a timely manner of its decision to discontinue prosecution or maintenance of a patent or patent application encompassed hereunder prior to such discontinuance, and such patent or patent application, therefore, goes abandoned, Lilly shall have the right to deduct from any payments owed Neurocrine by Lilly pursuant to Article V the damages caused to Lilly by Neurocrine's action. Should the parties fail to mutually agree on the extent of Lilly's damages, both parties agree to submit the issue of damages to a third party who is mutually acceptable to both parties and such third party's decision on such issue shall be final.

        Section 4.03 Publications. Lilly and Neurocrine agree that neither party shall publish the results of their studies carried out under this Agreement without the prior approval of the other party. Each party agrees to provide the other the opportunity to review any proposed manuscripts or abstracts which relate to the Project at least thirty (30) days prior to their intended submission for

Research and License Agreement                                           Page 25

publication and to not submit such manuscript or abstracts without the written authorization of the reviewing party. If such written authorization is not provided, within such period, authorization shall be presumed to be granted. Furthermore, such authorization shall not be unreasonably denied. Nothing contained in this Section 4.4 shall prohibit the inclusion of information necessary for a patent application provided the non-filing party is given a reasonable opportunity to review the information to be included. Finally, Lilly and Neurocrine both agree to withhold publication of any manuscript or abstract for a maximum of sixty (60) days if either party reasonably believes such manuscript or abstract would jeopardize the patentability of any invention made under this Agreement.

                                    ARTICLE V

                                COMMERCIAL RIGHTS

        Section 5.00 License to Lilly. In consideration for the payments made to Neurocrine by Lilly pursuant to Article VI and Article III, as well as in consideration for access to the Research Records Cassette as described in
Article VII and the co-promotion option granted by Lilly as described in Article VIII, Neurocrine grants Lilly

                (a) an exclusive, worldwide, right and license within the Field to make, use and have used Existing Neurocrine Technology and Project Technology owned or acquired by Neurocrine for the purpose of assay modification or development, and the screening, identification, selection and/or development of drugs subject to Neurocrine retaining the right to use Existing

Research and License Agreement                                          Page 26


                       Neurocrine Technology and Project Technology owned or acquired by Neurocrine for Lilly's benefit in connection with this Agreement;

               (b) an exclusive, worldwide, right and license to make, have made, use, sell and have sold for any indication within the Field any New Compound synthesized or developed by Neurocrine in the course of the Project or any Existing Neurocrine Compound;

               (c) an exclusive, worldwide, right and license to make, have made, use, sell and have sold for any indication within the Field Neurocrine's interest in any Joint Compounds; and

               (d) an exclusive, worldwide, license within the Field under any Neurocrine Patent Rights which would be infringed by Lilly's exercise of its rights under this Agreement.

        Section 5.01 Collaboration. In the event the parties become aware of technology of a third party within the Field, the Research Team will determine whether such technology should be brought into the Project and how the cost of acquiring the technology should be shared by the parties. Any such cost sharing will recognize those expenses already incurred by a party hereto in connection with acquiring the technology. The Research Team will make a recommendation to Neurocrine and Lilly concerning the acquisition of technology and the sharing of cost. Each party shall then have thirty (30) days in which to accept or reject the recommendation or propose an alternative arrangement. The parties will conduct any negotiations concerning acquiring such technology in good faith with

Research and License Agreement                                           Page 27

the interest of advancing the Project. Neurocrine and Lilly shall not collaborate with any third party on research within the Field during the term of the Project.

        Section 5.02 Commercialization Efforts. Lilly agrees to exercise reasonably diligent efforts toward developing and commercializing Products according to its usual business practices for products of similar potential and value. In connection with developing a particular Existing Lilly Compound, Existing Neurocrine Compound, Joint Compound or New Compound, Lilly shall provide to Neurocrine an annual report summarizing the efforts devoted to such a Compound in that year, including all protocols used by Lilly to test any of such Compounds in any Phase I, Phase II and/or Phase III Clinical Trials conducted by Lilly during that year. All such reports and all information contained in such reports, including without limitation, information relating to the purpose for which such Compounds are being developed, which of such Compounds are being developed and the status of such development, are Lilly Information. The obligation to provide such reports shall begin upon selection of a particular Existing Lilly Compound, Existing Neurocrine Compound, Joint Compound or New Compound for development and shall continue until development is terminated or upon the first sale of Product consisting of such Compound, provided however, upon the sale by Neurocrine of all or substantially all of its assets to which this Agreement relates, such reporting obligations shall be limited, at Lilly's option, to stating that such development is continuing or is terminated and reporting when the milestones of Section 6.1(e) have been reached.

        Section 5.03 Sublicenses. [  *  ]






* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 28


[  *  ]

        Section 5.04 Assay of Excluded Compounds. Neurocrine acknowledges and agrees that subjecting an Excluded Compound to assays using Existing Neurocrine Technology or Project Technology shall not result in any royalty or milestone obligations to Neurocrine.

        Section 5.05 Regulatory Responsibility. Unless otherwise agreed between the parties, [ * ] shall have sole responsibility for all governmental health authority regulatory aspects associated with developing Products.


                                   ARTICLE VI

                                COMMERCIAL TERMS

        Section 6.00 Payment by Lilly. In addition to the Project funds of
Article III, Lilly agrees to pay Neurocrine the following monies in consideration for the rights and licenses granted by Neurocrine and the obligations assumed by Neurocrine hereunder:

        (a) [ * ] United States Dollars [ * ] to be paid by Lilly to Neurocrine within thirty (30) days of the date when Neurocrine informs Lilly, in writing, that it has finished screening the Research Records Cassette against Neurocrine's Corticotropin Releasing Factor-Binding Protein Ligand Inhibitor assays (to the extent such






* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 29

                payment has not already been made to Neurocrine pursuant to
                Section 10.8, below);


        (b) A running royalty, subject to Section 8.3, of [ * ] of the Net Sales of each Product sold by Lilly for the treatment of Dementia in countries outside of the United States;

        (c) A running royalty of [ * ] of the Net Sales of each Product sold by Lilly for the treatment of indications associated with the Field other than Dementia in countries outside of the United States;

        (d) A running royalty of [ * ] of the Net Sales of each Product sold by Lilly for the treatment of indications associated with the Field other than Dementia in the United States; and

        (e)     Milestone payments as follows:


                                                                Milestone Payment
                                                             (United States Dollars)
                                                      First Product for     Second Product
                                                         Dementia or        for Dementia or
                  Milestone Event                          Obesity              Obesity

                    [  *  ]                                [  *  ]             [  *  ]
                    [  *  ]                                [  *  ]             [  *  ]
                    [  *  ]                                [  *  ]             [  *  ]
                    [  *  ]                                [  *  ]             [  *  ]
                    [  *  ]                                [  *  ]             [  *  ]
                    [  *  ]                                [  *  ]             [  *  ]





* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 30

                The milestones set forth above will be paid for the first Product to achieve the required status and the first of such Products to obtain Project Team Compound status shall determine the milestone stream associated with the particular indication at issue (i.e., if the first Product to obtain Project Team Compound status is being developed for the treatment of Obesity, the larger milestone stream set forth in the table above shall be associated with Obesity and the smaller milestone stream set forth in the Table above shall be associated with Dementia and vice versa if the first Product to obtain Project Team Compound status is being developed for the treatment of Dementia). Further, no Product will receive more than one milestone stream (i.e., no milestone payment required for a second indication of any Product) and no milestone payment need be made more than once.

        Section 6.01 Term of Royalty Payment. Running royalties paid by Lilly pursuant to Section 6.1(b), (c) or (d) shall be paid on a country-by-country basis from the date of the first sale of each Product in a particular country until the later of (a) the last to expire of any Patent Rights in the particular country for which a valid claim thereof covers the sale of the Product or (b) the last to expire of any Patent Rights in the country in which the Product is manufactured for which a valid claim of such Patent Rights covers all making, using or selling of the Product in the country of manufacture. As used herein, the term "valid claim" refers to a claim of an issued patent which has not been found to be unpatentable,

Research and License Agreement                                           Page 31

invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken.

        Section 6.02 Payments. Royalty payments hereunder shall be made to Neurocrine or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due and shall be made in United States dollars. Each royalty payment shall be accompanied by a statement stating the Net Sales of Product during the relevant three (3) month period. Lilly's current standard exchange rate methodology will be employed for the translation of foreign currency sales into United States dollars. This methodology is used by Lilly in the translation of its foreign currency operating results for external reporting, is consistent with generally accepted accounting principles, and is approved and reviewed by Lilly's independent certified public accountants.

        Section 6.03 Records. Lilly shall keep and maintain records of sales of Product. Such records shall be open to inspection, at any reasonable time within two (2) years after the royalty period to which such records relate, by Lilly's independent certified public accountant and such inspection shall be at Neurocrine's expense. The independent certified public accountant shall have the right to examine the records kept pursuant to this Section 6.4 and report to Neurocrine the findings of said examination of records insofar as necessary to verify the statements made pursuant to Section 6.3. Said findings shall be maintained in confidence by Neurocrine. If the accountant's findings vary by more than five (5) percent from Lilly's statement and such variance is to the disadvantage of Neurocrine, Lilly will refund Neurocrine the cost of such audit examination.

Research and License Agreement                                           Page 32

        Section 6.04 Taxes. Any and all taxes levied on account of royalties accruing under this Article shall be paid by Neurocrine. If laws or regulations require withholding of said taxes, such taxes will be deducted by Lilly from such remittable royalty and will be paid by Lilly to the proper taxing authority, and proof of payment shall be sent to Neurocrine, in the form of a copy of the wire transfer Lilly utilized to make such payments, within sixty
(60) days following payment thereof.

                                   ARTICLE VII

                            RESEARCH RECORDS CASSETTE

        Section 7.00 Supply of the Research Records Cassette. By January 1, 1997, Lilly shall supply Neurocrine with a copy of the Research Records Cassette (or a portion thereof should Lilly have insufficient quantities of any of the compounds contained in such Cassette). The compounds contained within such Cassette shall be supplied to Neurocrine in the form of [ * ] solution and all compounds supplied to Neurocrine hereunder shall be supplied blinded. Neurocrine agrees that it (i) will store the Research Records Cassette in a locked, secure facility and will ensure that only authorized Neurocrine employees have access to the Research Records Cassette; (ii) will not test the compounds of the Research Records Cassette other than as allowed in Section 7.2; (iii) will not attempt to determine the structures of the compounds contained in the Research Records Cassette; and (iv) will not attempt to replicate the Research Records Cassette or any compound contained therein without Lilly's prior written permission. Neurocrine, further, agrees that Lilly shall have the ability to audit Neurocrine's compliance with its obligations with respect to the Research





* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 33


Records Cassette under this Section at such times and intervals as is reasonably convenient to both parties.

        Section 7.01 Neurocrine's Use of the Research Records Cassette. Should Neurocrine develop or obtain an assay outside the Field and wish to test the Research Records Cassette against such assay in order to assess the activity of the compounds contained within such Cassette in such assay system, Neurocrine may do so provided at least [ * ] of such assays are predictive of pharmacological uses which fall within Lilly's Strategic Focus. Prior to actually testing the compounds contained within such Cassette against the assay at issue, Neurocrine shall supply Lilly with sufficient information regarding the assay system, and the known and the potential pharmacological uses associated with such assay system, for Lilly to determine whether the pharmacological uses associated with such assay system fall within Lilly's Strategic Focus. Lilly shall consider the information supplied by Neurocrine as expeditiously as reasonably practical, and shall then inform Neurocrine, in writing, as to whether the pharmacological uses associated with the assay system fall within Lilly's Strategic Focus, should such uses fall within Lilly's Strategic Focus, Lilly shall have the ability to prevent Neurocrine's testing of the Research Records Cassette in the assay at issue only if (i) Lilly has an internal program which would compete with the assay at issue; (ii) Lilly already has a contractual obligation, or has a good faith belief that it is about to enter into a transaction for which Lilly had been engaged in substantial negotiations prior to receipt of the information from Neurocrine, which would prohibit Neurocrine from testing the Research Records Cassette in the assay at issue, (iii) Lilly has a good faith belief that it has already tested the Research Records Cassette in the assay at issue; or (iv) Lilly has





* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 34

a good faith belief that the assay at issue is not predictive of the pharmacological utility claimed by Neurocrine. All other tests of the Research Records Cassette by Neurocrine within Lilly's Strategic Focus shall be allowed. Furthermore, all tests of the Research Records Cassette by Neurocrine outside of Lilly's Strategic Focus shall be allowed, provided Neurocrine complies with the requirements in this first sentence of this Section 7.2 that at least[ * ] assays tested by Neurocrine are predictive of pharmacological uses which fall within Lilly's Strategic Focus. At the time Lilly informs Neurocrine as to whether the pharmacological uses associated with the assay system fall within Lilly's Strategic Focus, Lilly shall also notify Neurocrine, in writing, as to whether any of items (i) - (iv), above, apply.

        Section 7.02 Results. Once Neurocrine has completed its testing of the compounds contained within the Research Records Cassette, it shall provide Lilly with a written copy of its test results and shall, further, advise Lilly, in writing, of any Positive Hits which resulted from its testing. Neurocrine shall, further, at Lilly's discretion, destroy or return to Lilly all remaining portions of the Cassette. Within thirty (30) days of receipt of the list of Positive Hits from Neurocrine, Lilly shall then provide Neurocrine with the structures of such Positive Hits, such additional quantity of material as is reasonably necessary for Neurocrine to conduct dose response curve studies on such Positive Hits and a list of any patents and/or patent applications which Lilly owns the claims of which cover the Positive Hits, to the extent Lilly does not have pre-existing obligations with respect to such Hits which would prevent such disclosure.

        Section 7.03 Ownership and Patent Applications. To the extent Lilly does not already own a patent or patent application which covers any particular



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 35


Positive Hit, Neurocrine shall own all inventions, patentable or otherwise, information and data generated during the course of its work under this Article with respect to such Hit. Should a patentable invention arise during the course of such work, Lilly and Neurocrine shall consult with each other as to the desirability of filing a patent application on such invention. If the parties concur that filing of a patent application is appropriate, Neurocrine shall file such application and Neurocrine shall be totally responsible for the preparation, prosecution and maintenance of such application and any patents resulting therefrom. Lilly agrees to cooperate with Neurocrine as needed in the preparation and prosecution of such application. Neurocrine agrees that, if such application contains a claim which encompasses the Positive Hit within the scope of such claim, it will grant Lilly a worldwide, non-exclusive license (with right to sublicense) with respect to such Positive Hit and will supply Lilly with a copy of such patent application within fifteen (15) days of the filing of such application with the United States Patent Office so that Lilly can consider whether such filings unduly prejudices its interests in the Positive Hit or compounds similar in structure thereto. If Lilly reasonably believes such filing unduly prejudices its interest, Lilly and Neurocrine agree to discuss in good faith how to ameliorate Lilly's concerns regarding such application. Should Neurocrine ultimately commercialize such Positive Hit, the non-exclusive license granted to Lilly above shall terminate.


        Finally, if Neurocrine files a patent application on an invention encompassed by this Article and yet, later, decides that it no longer wishes to continue prosecution and/or maintenance of such application (or any patent resulting therefrom), Neurocrine shall inform Lilly of its decision to discontinue

Research and License Agreement                                           Page 36


prosecution and/or maintenance prior to discontinuance. Lilly may then elect to continue prosecution and/or maintenance of such application or patent at its sole expense, provided that if it does elect to continue prosecution and/or maintenance, Lilly shall reimburse Neurocrine for all out-of-pocket expenses previously incurred by Neurocrine in filing, prosecuting or maintaining such application or patent and Neurocrine shall provide all reasonable assistance (including preparing any papers required to allow Lilly to prosecute and/or maintain such application) required by Lilly in prosecuting and/or maintaining such application or patent. If Neurocrine elects to discontinue prosecuting and/or maintenance of an application or patent encompassed hereunder, and Lilly elects to continue prosecution and/or maintenance of such application or patent, Neurocrine shall lose all ownership rights to such application or patent and such rights shall vest totally in Lilly. The decision by Neurocrine not to proceed into the National Phase of the Patent Cooperation Treaty patenting process in every country originally designated as a Designated Country in any Patent Cooperation Treaty patent application encompassed by this Article shall not, by itself, be considered as an election to discontinue prosecution.

        Section 7.04 License. Lilly shall grant Neurocrine a worldwide license to any patents owned by Lilly which would be infringed by Neurocrine's exercise of its rights under this Agreement, to the extent Lilly does not have a pre-existing obligation which would be inconsistent with such license grant to Neurocrine. Such license grant, moreover shall be limited to Positive Hits (non-exclusive license unless such Positive Hit is being commercially developed by Neurocrine in which case the license shall be exclusive) and those pharmacological uses associated with same as disclosed to Lilly by Neurocrine pursuant to Section 7.00,

Research and License Agreement                                           Page 37

above (exclusive license). All other uses shall remain the exclusive property of Lilly. Any licenses granted to Neurocrine herein may be sublicensed to a third party provided the terms of such sublicense are consistent with the terms of Neurocrine's license as described in this Article.

        Section 7.05 Compensation. Compensation to Lilly for providing Neurocrine access to the Research Records Cassette and for the licenses granted to Neurocrine pursuant to Section 7.5, above, shall be as set forth in Sections
7.7 and 7.8, below.

        Section 7.06 License Outside of Lilly's Strategic Focus. As compensation for pharmaceutical uses which are not within Lilly's Strategic Focus (as determined pursuant to the provisions of Section 7.2, above), Neurocrine agrees to pay Lilly the following monies:

        (a) a running royalty of [ * ] of the net sales (where net sales shall be as defined in Section 1.23 above except that "Neurocrine" shall be substituted for "Lilly" and "product" shall be substituted for "Product" in the definition set forth in such Section) of any product [where product shall be defined as the Positive Hit or any compound generated by Neurocrine as part of a structure activity relationship (SAR) study around such Positive Hit] sold by Neurocrine, or any sublicensees thereof, for such pharmaceutical uses in any country in the world; and





* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Research and License Agreement                                           Page 38

                (b)     milestone payments as follows:

                                                    Milestone Payment
            Milestone Event                          (U.S. Dollars)
               [  *  ]                                   [  *  ]
               [  *  ]                                   [  *  ]
               [  *  ]                                   [  *  ]
               [  *  ]                                   [  *  ]

                The milestones set forth above in this Section 7.4 will be paid for each product which achieves the required status and such milestones shall be payable upon the first to occur of (i) the sublicense of Neurocrine's rights on product to a third party (in which case such sublicense milestone and any milestones previously achieved by Neurocrine shall be payable) or (ii) FDA approval of the product (in which case all milestones shall be payable).

        Section 7.07 License Inside Lilly's Strategic Focus. With respect to any license granted to Neurocrine pursuant to the provisions of Section 7.5, above, which encompasses pharmaceutical uses which are within Lilly's Strategic Focus (as determined pursuant to the provisions of Section 7.1, above), Neurocrine agrees to grant Lilly a first right of negotiation should Neurocrine elect to seek a partner to develop such Positive Hit (or any compound generated by Neurocrine as part of an SAR study around such Positive Hit) for any of such



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
Research and License Agreement                                          Page 39


pharmaceutical uses. Such first right of negotiation shall last for a [ * ] month period, which period shall commence upon Neurocrine's notification to Lilly, via registered mail, that Neurocrine is interested in collaborating with another party on developing the Positive Hit or any compound generated by Neurocrine as part of an SAR study around such Positive Hit.

        Should Neurocrine and Lilly, despite good faith negotiations, fall to reach agreement on an appropriate co-development agreement during the requisite [ * ] month period, Neurocrine shall then be free to pursue opportunities with other partners. Lilly, moreover, shall have the right to continue to negotiate with Neurocrine on an appropriate co-development agreement even after expiration of Lilly's [ * ] month period of exclusivity. However, in order to accept an opportunity with a partner other than Lilly, Neurocrine must achieve economics greater than [ * ] above the last offer received from Lilly (to the extent Lilly has made an offer), calculated as follows:


               [  *  ]
               [  *  ]
               [  *  ]







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omitted portions.

Research and License Agreement                                          Page 40

Item (c) above, shall be calculated by multiplying the probability of reaching each clinical development milestone from the following chart by the milestone payment set forth below.


                                   [  *  ]



The discount rate for the probablized net present value cash flow calculation shall be [ * ] Should Neurocrine be able to obtain an arrangement with a party other than Lilly which exceeds the economics described above, Neurocrine shall pay Lilly the following monies:

        (a) a running royalty of [ * ] of the net sales (where net sales is as defined in Section 7.7, above) of any product (where product is also as defined in Section 7.7, above) sold by Neurocrine, or any sublicensee thereof, for pharmaceutical uses within Lilly's Strategic Focus in any country in the world; and




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

Research and License Agreement                                          Page 41


        (b)     milestone payments as follows:




                                     [ * ]


                The milestones set forth above will be paid for each product which achieves the required status and such milestones shall be payable upon the first to occur of (i) the sublicense of Neurocrine's rights on product to a third party (in which case, such sublicense milestone and any milestones previously achieved by Neurocrine shall be payable) or (ii) FDA approval of the product (in which case, all milestones shall be payable).

        Finally, should Neurocrine be unable to obtain an arrangement with a party other than Lilly which exceeds the economics described above within [ * ] year of the expiration of Lilly's right of first negotiation, Neurocrine shall then grant Lilly a further first right of negotiation with respect to such product. Such additional first right of negotiation shall last for a [ * ] period as well. If, after expiration of this additional first right of negotiation period, the parties still are unable to reach an arrangement with respect to the product, Neurocrine shall then be free and clear to make an arrangement with another party.







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
Research and License Agreement                                          Page 42

        However, upon expiration of such additional first right of negotiation period, Neurocrine shall pay Lilly all of the milestones set forth above except for the sublicense milestone. Such sublicense milestone, moreover, shall become payable should Neurocrine later sublicense its rights on product to a third party.

        However, in the event that Lilly does not make a good faith offer to Neurocrine in the additional [ * ] first right of negotiation period, upon expiration of such period, Neurocrine shall be obligated to pay to Lilly any milestones heretofore achieved, and shall be further obligated to pay remaining milestones as follows: (i) upon the sublicense of Neurocrine's rights on product to a third party (in which case, such sublicense milestone and any additional milestones achieved by Neurocrine as of the time of such sublicense shall be payable) or (ii) upon FDA approval of the product (in which case, all milestones shall be payable).

        Section 7.08 Term of Royalty Payment. Running royalties paid by Neurocrine, or a sublicensee thereof, pursuant to Section 7.7(a) or 7.8(a), shall be paid on a country-by-country basis from the date of the first commercial sale of each product in a particular country until the later of (a) the last to expire of any patent rights in the particular country for which a valid claim thereof covers the sale of the product, or (b) the last to expire of any patent rights in the country in which the product is manufactured for which a valid claim of such patent rights covers all making, using or selling of the product in the country of manufacture. As used herein, the term "valid claim" refers to a claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken.






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
Research and License Agreement                                          Page 43


        Section 7.09 Payments. Royalty payments made pursuant to this Article shall be made to Lilly or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due and shall be made in United States dollars. Each royalty payment shall be accompanied by a statement stating the net sales of product during the relevant three (3) month period. Exchange rates obtained from the Wall Street Journal as of the close of each calendar quarter for which royalties are due will be employed for the translation of foreign currency sales into United States dollars.

        Section 7.10 Records. Neurocrine shall keep and maintain records of sales of product. Such records shall be open to inspection, at any reasonable time within two (2) years after the royalty period to which such records relate, by Neurocrine's independent certified public accountant and such inspection shall be at Lilly's expense. The independent certified public accountant shall have the right to examine the records kept pursuant to this Section 7.11 and report to Lilly the findings of said examination of records insofar as necessary to verify the statements made pursuant to Section 7.10. Said findings shall be maintained in confidence by Lilly. If the accountants' findings vary by more than five (5) percent from Neurocrine's statement, and such statement is to the disadvantage of Lilly, Neurocrine will refund Lilly the cost of such audit examination.

        Section 7.11 Taxes. Any and all taxes levied on account of royalties accruing under this Article shall be paid by Lilly. If laws or regulations require withholding of said taxes, such taxes will be deducted by Neurocrine from such remittable royalty and will be paid by Neurocrine to the proper taxing authority, and proof of payment shall be sent to Lilly within sixty (60) days following payment thereof.

Research and License Agreement                                          Page 44

        Section 7.12 Commercialization Efforts. Should any Positive Hits result from Neurocrine's testing pursuant to this Article, Neurocrine agrees to exercise reasonably diligent efforts toward developing and commercializing any products which result from such Hits according to its usual business practices for products of similar potential and value. In connection with developing such Hits, or any compound generated by Neurocrine as part of an SAR study around such Positive Hit, Neurocrine shall provide to Lilly an annual report summarizing the efforts devoted to such a compound in that year. All such reports and all information contained in such reports, including without limitation, information relating to the purpose for which such compounds are being developed, which of such compounds are being developed and the status of such development, shall be maintained in confidence by Lilly. The obligation to provide such reports shall begin once a compound is identified as a Positive Hit and shall continue until development of such compound, or any compound generated by Neurocrine as part of an SAR study around such compound, is terminated or upon the first sale of product comprising any of such compounds.


                                  ARTICLE VIII

                                  CO-PROMOTION

        Section 8.00 Co-Promotion Option. Lilly hereby grants to Neurocrine an option to co-promote any Product sold by Lilly for Dementia in the United States. Lilly shall totally fund the development effort of any such Product up
to [      *       ]. At that point in time Lilly shall advise Neurocrine, in writing, of the fact that a Product being developed for Dementia has reached
[      *       ] and shall provide Neurocrine with an estimate of all remaining costs required to




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
                                                                        Page 45

obtain FDA approval of Product for Dementia and a budget for such costs. Neurocrine shall then have [ * ] in which to advise Lilly, in writing, as to whether it intends to exercise its co-promotion option. If Neurocrine elects to exercise its option, Neurocrine shall then be responsible for [ * ] of all further external expenses associated with obtaining regulatory approval of such Product from the FDA. Neurocrine shall, further, be responsible for [ * ] of any internal expenses incurred by Lilly in obtaining such regulatory approval as well, and such internal expenses shall be charged to Neurocrine on a fully allocated basis. Should Neurocrine elect not to exercise its co-promotion option
within the requisite [    *    ] day period, Neurocrine shall lose all rights to
co-promote such Product for Dementia and Lilly shall then remain totally responsible for obtaining regulatory approval of such Product from the FDA.

        Section 8.01 Compensation/Exercise of Options. If Neurocrine elects to exercise its option to co-promote as set forth in Section 8.1, above, Neurocrine shall receive [ * ] of the Gross Profits on sales of such Product for Dementia in the United States. To retain its right to co-promote such Product for Dementia in the United States, Neurocrine shall provide at least [ * ] of the sales details (as determined by IMS audit or any other sales or promotional audit mutually acceptable to the parties) required for such Product on an annual basis.

        Alternatively, if Neurocrine determines that it would like to provide less than [ * ] of the sales details, Neurocrine may do so and still retain its right to co-promote, provided it reimburses Lilly for the additional details which Lilly is then required to conduct in order to adequately detail the market.






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
Research and License Agreement                                          Page 46


        Such reimbursement to Lilly shall be on a fully allocated cost per detail basis. In no respect, however, shall Neurocrine's level of detail effort fall below [ * ] of the sales details required for such Product on an annual basis. Should Neurocrine ever be unable to participate even at this minimal
[ * ] detail level, Neurocrine will lose its right to co-promote such Product for Dementia in the United States. Compensation to Neurocrine for such sales of Product for Dementia in the United States shall then be provided by a running royalty of [ * ] of the Net Sales of such Product for Dementia in the United States.

        With respect to such co-promotion arrangement, each party agrees to bear their own costs of promotion and detailing. All methods and materials used in any such co-promotion shall be within the bounds of the New Drug Application for the Product and shall be subject to prior review by Lilly. The remaining conditions of a co-promotion agreement between the parties, including the procedures utilized to establish the total details expected by the parties on an annual basis, shall be negotiated and agreed upon no later than [ * ] months prior to the anticipated introduction of Product in the United States and shall contain such terms as are normal and customary in the pharmaceutical industry for similar co-promotion arrangements.

        Section 8.02 Co-Promotion/No Exercise of Option. If Neurocrine fails to exercise its option to co-promote as set forth in Section 8.1, above, within the requisite [ * ] day time period, Neurocrine shall lose its right to co-promote such Product for Dementia in the United States. Compensation to Neurocrine for such sales of Product for Dementia in the United States shall then be provided by a running royalty of [ * ] of the Net Sales of such Product for




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


Research and License Agreement                                          Page 47

Dementia in the United States. In addition, the running royalty rate on Net Sales of such Product for Dementia in countries outside of the United States shall increase from [ * ] to [ * ]

        Section 8.03 Co-Promotion/Obesity. Within [ * ] after Lilly notifies
Neurocrine, in writing, of the [                 *                       ] for
any Product for Obesity, Neurocrine may notify Lilly, in writing, of its desire to co-promote such Product. The parties will then meet promptly to discuss in good faith whether it would be commercially appropriate, and on what basis it would be commercially appropriate, for Neurocrine to participate in marketing such Product with Lilly in the United States. The ultimate decision as to whether or not it is commercially appropriate for Neurocrine to participate in marketing such Product, however, shall be [ * ], provided [ * ] makes such decision in good faith.

                                   ARTICLE IX

                                 CONFIDENTIALITY

        Section 9.00 Except as otherwise expressly provided in this Agreement, both Lilly and Neurocrine shall use their best efforts to retain in confidence and not use except as provided in this Agreement all information relating to Existing Neurocrine Technology or Project Technology or received from the other during the course of the Project including Lilly Information. Such information may, however, be disclosed insofar as such disclosure is necessary (where possible, with adequate safeguards for confidentiality) to allow either party to defend against litigation with a third-party, to file and prosecute patent applications or to comply with governmental regulations provided Neurocrine shall not use Lilly





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

Research and License Agreement                                          Page 48


        Information in any patent application without Lilly's written approval and Lilly shall not use Existing Neurocrine Technology or Project Technology owned by Neurocrine in any patent application without Neurocrine's written approval. Such obligation of confidentiality shall be waived as to information which (i) is in the public domain, (ii) comes into the public domain through no fault of the party claiming waiver, (iii) the party claiming waiver can show by written records was known by it prior to disclosure hereunder, or (iv) is disclosed to the party claiming waiver without obligation of confidentiality by a third party having a lawful right to make such disclosure. Either Neurocrine or Lilly, in furtherance of the objectives of the Project, may disclose confidential information obtained or generated under this Agreement to third parties who have agreed in writing to be bound by the same or similar obligations of confidence set forth herein, and provided such third parties agree not to use such confidential information other than in furtherance of the objectives of the Project. All obligations of confidentiality and nonuse imposed upon Neurocrine and Lilly under this Agreement shall expire on the later of ten years from termination of the Project, as such term is described in Section 10.2, or expiration of all royalty obligations pursuant to Article VI or Article VII whichever is later.

                                    ARTICLE X

                              TERM AND TERMINATION

        Section 10.00 Agreement Term. This Agreement shall become effective on the Effective Date and shall remain in effect, unless terminated earlier pursuant to Sections 10.5 or 10.6, until the later of the expiration of all royalty obligations pursuant to Article VI or Article VII, or the expiration of all obligations of

Research and License Agreement                                          Page 49

confidentiality under Article IX, whereupon Lilly shall have fully paid up licenses pursuant to Section 5.1.

        Section 10.01 Project Term. Unless extended pursuant to Sections 10.3 or 10.4, or terminated early pursuant to Sections 10.5 or 10.6, the Project shall terminate on October 31,1999.

        Section 10.02 Voluntary Extension of Project. By mutual agreement of Neurocrine and Lilly, the Project may be extended for additional periods which contemplate additional funding by Lilly and continuing studies by Neurocrine and Lilly.

        Section 10.03 Mandatory Extension of Project. The term of the Project shall be automatically extended for two (2) additional years provided at least one (1) Project Team Compound results from Project during the first three years of the Project and either (i) Neurocrine and Lilly discover a new disease or disorder within the Field other than Obesity or Dementia or (ii) the Research Team determines that continuation of the Project is of interest to both Lilly and Neurocrine. If at least two (2) Project Team Compounds have not resulted from the Project, Lilly may terminate Project early, with three (3) months written notice to Neurocrine, provided such notice may not be provided to Neurocrine prior to July 31, 2000. During such mandatory extension of Project, Lilly agrees that during the fourth year of such Project, Lilly shall provide funding for the Project pursuant to the provisions of Article III. In the fifth year of such Project, however, the Research Team shall determine the goals to be achieved during such fifth year and then shall determine, in good faith, whether Neurocrine is able to provide [ * ] Scientific Person Years worth of expertise capable of helping achieve the goals set by the Research Team. If the Research Team, in





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

Research and License Agreement                                          Page 50

good faith, determines that Neurocrine is not able to provide such amount of expertise, Lilly can then reduce the number of Scientific Person Years being funded at Neurocrine, provided, however, that in no event shall Lilly reduce the number of Scientific Person Years being funded at Neurocrine to less than nine
(9) Scientific Person Years. If such mandatory extension of Project occurs, all terms of the present Agreement, except for the number of Scientific Person Years funded by Lilly in the fifth year of the Project, shall apply to such extension.

        Section 10.04 Early Termination-Breach. If either party shall be in default of any of its material obligations under this Agreement and shall fail to remedy such default within ninety (90) days after receipt of written notice thereof, the party not in default shall have the option of terminating the Project or this Agreement upon giving three (3) months written notice of such termination. In the event Neurocrine assigns this Agreement to an acquiring third-party pursuant to Section 15.6, Neurocrine's co-promotion options under
Article VIII shall terminate but all other provisions of this Agreement shall survive.

        Section 10.05 Early Termination-Blocking Patents. If any third party patents which would make it impractical to continue the Project and/or this Agreement come to the attention of either of the Parties, both Parties shall have the right to terminate the Project or this Agreement upon giving three (3) months written notice of such termination.

        Section 10.06 Effect of Termination-Project. Termination of the Project shall not affect the rights and obligations of the parties accrued under this Agreement prior to termination. In particular, all licenses granted under Articles V (provided Lilly is not the defaulting party) and VII (provided Neurocrine is not a defaulting party), all royalties owed under Articles VI and

Research and License Agreement                                          Page 51


VII, Neurocrine's co-promotion options under Article VIII (provided Neurocrine is not a defaulting party) and all obligations under Article IX shall survive. All levels of continued funding from the notice of termination, if termination is pursuant to Section 10.5, above, until the effective date of termination shall be in accordance with the budget then in effect at the time of notice of termination.

        Section 10.07 Effect of Termination-Agreement. Termination of this Agreement shall not affect the rights and obligations of the parties accrued under this Agreement prior to termination. In particular, all royalties owed under Articles VI and VII and all obligations under Article IX shall survive.

        Section 10.08 Failure to Timely Deliver Records and Cassette. If Lilly fails to deliver the Research Records Cassette by January 1, 1997, such failure to deliver the Cassette in a timely manner shall be considered a breach of this Agreement. Neurocrine's sole remedy for such breach shall be a lump sum payment from Lilly to Neurocrine of [ * ] United States dollars [ * ] which payment shall be considered liquidated damages recompensing Neurocrine's injuries for Lilly's breach.






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
Research and License Agreement                                          Page 52




                                   ARTICLE XI

                             DISCLOSURE OF AGREEMENT

        Section 11.00 Disclosure of Agreement. Except as provided below, neither Neurocrine nor Lilly shall release any information to any third party with respect to the existence and terms of this Agreement without the prior written consent of the other. This prohibition includes, but is not limited, to further press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with public officials and the media.

        If either party determines a release of further information is required by law or governmental regulation, it shall notify the other in writing at least thirty (30) days before the time of the proposed release. The notice shall include the exact text of the proposed release and the time and manner of the release. At the other party's request and before the release, the party desiring to release such further information shall consult with the other party on the necessity for the disclosure and the text of the proposed further release. In no event shall a release include further information regarding the existence or terms of this Agreement that is not required by law or governmental regulation or unless already publicly disclosed.

        Appendix V is a press release, and questions and answers thereto, and other information regarding the Agreement, which the parties will prepare and release within thirty (30) days of signing this Agreement. Lilly and Neurocrine acknowledge that release of the materials contained in Appendix V does not violate the provisions of this Section 11.1. Except for those materials in Appendix V, the restriction of Section 11.1 shall apply.

Research and License Agreement                                          Page 53


                                   ARTICLE XII

                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS


        Section 12.00 Warranty of Title. Lilly and Neurocrine hereby warrant that they have the right to enter into this Agreement, to grant the rights contained herein and to provide the information and biological materials hereunder.

        Section 12.01 Prior Art. Except for broad-based university-owned patents for which non-exclusive licenses are available, Lilly and Neurocrine represent and warrant that, as of October 1, 1996, they and their employees have no knowledge of any United States or foreign pending patent application or issued patent which might be infringed by the practice of Existing Neurocrine Technology or in carrying out the Project.

        Section 12.02 Employee Obligations. Lilly and Neurocrine represent and warrant that all of their respective employees, officers, and consultants have legal obligations whether imposed by agreement or law requiring assignment to Neurocrine or Lilly, as appropriate, all inventions relating to Existing Neurocrine Technology, Project Technology and Existing Lilly Compound made during the course of and as the result of their association with Neurocrine or Lilly, as appropriate, and obligating the individual to maintain as confidential Neurocrine's or Lilly's, as appropriate, confidential information as well as any confidential information of a third party which Neurocrine or Lilly may receive.

        Section 12.03 Acknowledgment of Reliance. Neurocrine acknowledges that Lilly in entering into this Agreement has materially relied on the representations and warranties of Neurocrine contained in this Article XII. Lilly acknowledges that Neurocrine in entering into this Agreement has materially relied on the representations and warranties of Lilly contained in this Article XII.

Research and License Agreement                                          Page 54

        Section 12.04 Acknowledgment of Lilly's Research. Neurocrine acknowledges and agrees that Lilly has substantial existing technology relating to Dementia, Obesity as well as, potentially, other disorders associated with Corticotropin Releasing Factor, and that Lilly will continue to maintain an ongoing independent research effort outside the Field directed to Dementia, Obesity and such other disorders. This effort may result in drugs with no royalty obligations to Neurocrine. This research effort will not affect any royalties owed to Neurocrine under this Agreement.

                                  ARTICLE XIII

                      INFRINGEMENT OF THIRD PARTY'S RIGHTS

        Section 13.00 Settlement. If a third party asserts that a patent or other right owned by it is infringed by the unauthorized use of Existing Neurocrine Technology or Project Technology or the making, use or sale by Lilly or its sublicenses of an Existing Neurocrine Compound, a Joint Compound or a New Compound developed or acquired by Neurocrine, Neurocrine and Lilly working together may attempt to resolve the problem raised by the asserted infringement. The matter shall be deemed resolved if Neurocrine or Lilly obtains: (a) a license permitting Lilly to use Existing Neurocrine Technology and Project Technology and to make, have made, use and sell such Existing Neurocrine Compound, Joint Compound or New Compound in such country with no additional royalties payable by Lilly; or (b) a statement or representation from such third party that: (1) no action will be taken against Lilly or Lilly's sublicenses, or
(2) that the patent or other right is not infringed by Lilly or Lilly's sublicensees; or (c) a holding that

Research and License Agreement                                          Page 55


the patent is invalid, or the patent or other right is unenforceable or not infringed by a court of competent jurisdiction from which no appeal has or can be taken.

        Section 13.01 Litigation. If the use of Existing Neurocrine Technology or Project Technology or the making, use or sale of an Existing Neurocrine Compound, a Joint Compound or a New Compound developed or acquired by Neurocrine, results in a claim for patent infringement against Lilly, the party to this Agreement first having notice of such claim shall promptly notify the other party in writing, which notice shall set forth the facts of such claim in reasonable detail. Neurocrine shall cooperate with Lilly at Lilly's request and expense, in the defense of any such claim. Neurocrine shall have the right to be represented by counsel of its own choice and at Neurocrine's expense.

        Section 13.02 Royalty Reduction. If, as a result of settlement procedures or litigation under Sections 13.1 or 13.2, Lilly is required to pay the third party a royalty or make any payment of any kind for the right to make, have made, use, and sell or continue to make, have made, use, and sell such Existing Neurocrine Compound, Joint Compound or New Compound, or to use Existing Neurocrine Technology or Project Technology in a particular country, Lilly may deduct, from the amount of royalties owed to Neurocrine in connection with the same country, [ * ] of the amount of the royalty or such other amount payable to the third party up to, but no more than, [ * ] of the amounts otherwise payable to Neurocrine in connection with the particular country.

        Section 13.03 Third Party Infringement. If any patent obtained by Neurocrine for Existing Neurocrine Technology, Project Technology, an Existing Neurocrine Compound or a New Compound which is a Neurocrine Compound is infringed by a third party, the party to this Agreement first having knowledge of




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
Research and License Agreement                                          Page 56

such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. Neurocrine shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of its Patent Rights, by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If Neurocrine shall fail to bring such action or proceeding within a period of one hundred twenty (120) days after receiving written notice from Lilly or otherwise having knowledge of such infringement, Lilly shall have the right to bring and control any such action by counsel of Lilly's own choice, and Neurocrine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If one party brings any such action or proceeding, the second party agrees, if necessary, to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and to prosecute such suit. The costs and expenses of all suits brought by either party under this Section 13.4 shall be reimbursed on a pro-rata basis to both parties out of any damages or other monetary awards recovered therein in favor of Neurocrine and/or Lilly. Any remaining damages shall then belong to the party bringing and prosecuting such action or proceeding. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 13.4 may be entered into without the joint consent of Neurocrine and Lilly (which consent shall not be withheld unreasonably).

Research and License Agreement                                          Page 57


                                   ARTICLE XIV

                               GOVERNMENT CONTROL

        Section 14.00 Authority. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States which may be imposed upon or related to Neurocrine or Lilly from time to time by the government of the United States. Furthermore, each party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

        Section 15.00 No Agency. It is understood and agreed that Neurocrine shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either Lilly or Neurocrine to act as agent for the other. Members of the Research Team shall be and shall remain employees of Neurocrine or Lilly, as the case may be, and Lilly shall not incur any liability for any act or failure to act by members of the Research Team who are employees of Neurocrine. Likewise, Neurocrine shall not incur any liability for any act or failure to act by employees of Lilly, including members of the Research Team who are employees of Lilly.

Research and License Agreement                                          Page 57


        Section 15.01 Force Majeure. Both parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by force majeure and notice of such prevention of performance is promptly provided by the nonperforming party to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

        Section 15.02 Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by both parties.

        Section 15.03 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

        For Neurocrine:       Neurocrine Biosciences, Inc.
                              3050 Science Park Road
                              San Diego, California 92121-1102
                              Attention: President

        For Lilly:            Eli Lilly and Company

Research and License Agreement                                          Page 59


                              Lilly Corporate Center
                              Indianapolis, Indiana 46285

                              Attention: Patent Division

        Section 15.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana excluding any choice of law rules which may direct the application of the law of any other jurisdiction.

        Section 15.05 Assignment. Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other except a party may make such an assignment without the other party's consent in the event of a merger or in connection with the sale of all or substantially all of its assets to which this Agreement relates.

        Section 15.06 Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, such consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

        Section 15.07 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

        Section 15.08 Entire Agreement. The parties acknowledge and agree that this Agreement includes the Appendices and, in combination with the Confidentiality Agreement previously executed between Lilly and Neurocrine, and the amendments thereto effective January 26 and March 27, 1996, respectively (Appendix VI), constitutes the entire agreement and understanding relating to

Research and License Agreement                                          Page 60


the subject matter of this Agreement, provided, however, that should there be any conflict between the terms of this Agreement (excluding Appendices) and the terms of an Appendix, then this Agreement (excluding Appendices) shall control. As such, with the exception of the Confidentiality Agreement, and the amendments thereto, between Lilly and Neurocrine, the instant Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

        Section 15.09 Severability Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

        Section 15.10 Waiver The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

        Section 15.11 Headings The captions or headings of the Sections and Articles are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

        Section 15.12 Counterparts This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

Research and License Agreement                                          Page



        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers thereunto duly authorized, the day and year herein written.

ELI LILLY AND COMPANY                       NEUROCRINE BIOSCIENCES, INC.



By: /SIG/                                  By:      GARY A. LYONS
   --------------------------                  --------------------------
   Sidney Taurel                               Gary A. Lyons
   President and Chief Operating Officer       President


Date:  Oct 15, 1996                           Date:    Oct 12, 1996
     --------------------------                --------------------------

                                   APPENDIX I

           PROJECT TEAM COMPOUNDS AND POTENTIAL PROJECT TEAM COMPOUNDS

                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]
                         [  *  ]                         [  *  ]








The above-mentioned list shall include the non-salt, salt, and solvate forms of any compounds set forth above, as well as the racemate and stereoisomer forms of any chiral compounds.








* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   APPENDIX II

                                       NEUROCRINE PATENT RIGHTS

                TITLE                        SERIAL NUMBER            FILING DATE            STATUS
====================================== ========================= =====================  =================
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]
              [  *  ]                           [  *  ]                   [  *  ]              [  *  ]











* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  APPENDIX III

                        RESEARCH AND DEVELOPMENT PROGRAM

                                   APPENDIX IV

        EXISTING NEUROCRINE TECHNOLOGY PROVIDED PURSUANT TO SECTION 4.01








                                      [ * ]















* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     [ * ]










* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   APPENDIX V

                                  PRESS RELEASE

                                   APPENDIX VI

                        MUTUAL CONFIDENTIALITY AGREEMENT

        In order to encourage a complete and free exchange of information during discussions regarding neurosteroids for the treatment of central nervous system disorders, and regarding CRF receptor antagonists and CRF binding proteins for the same use to be held in the period ending November 30, 1993, between Neurocrine Biosciences, Inc. having an address at 1020 Prospect Street, Suite 317, La Jolla, California 92037, (NEUROCRINE) and Eli Lilly and Company having an address at Lilly Corporate Center, Indianapolis, Indiana 46285 (LILLY), and specifically to protect the confidential and proprietary name of certain information to be disclosed during the discussions ("Information"), the parties agree as follows:

        Each party receiving Information from the other agrees:

                1.      To receive and to hold such Information in confidence;

                2. To exercise all reasonable precautions to prevent the disclosure of such Information to others; and

                3. To use such Information only to evaluate a possible future relationship between the parties.

        The foregoing commitments shall expire on November 30, 1998, and shall not impose any obligation upon any party with respect to any portion of the Information which such party can establish:

                1. Was known to the receiving party prior to the receipt of the same directly or indirectly from the disclosing party; or

                2. Is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving party; or

                3. Is disclosed at any time to the receiving party by a third party that had a lawful right to disclose it.

        Information disclosed other than in written form shall be subject to the terms of this Agreement only if confirmed in writing to the other parties within thirty (30) days of initial disclosure and specifying with particularity that Information disclosed other than in written form which is subject to the Agreement.

        It is further agreed that the furnishing of Information shall not constitute any grant, option, or license under any patent or other rights now or hereinafter held by any party.


        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

NEUROCRINE BIOSCIENCES, INC.             LILLY RESEARCH LABORATORIES
                                         A Division of
                                         ELI LILLY AND COMPANY


By:      GARY LYONS                      By:   JOHN G. WHITNEY
   -------------------------               -------------------------
Printed:                                      John G. Whitney, Ph.D.
Title:                                        Vice President

Date:   6/9/93                           Date:   5/27/93
     -----------------------                  ----------------------

                                    AMENDMENT

                                       TO

                        MUTUAL CONFIDENTIALITY AGREEMENT


        AMENDMENT (effective as of the date of signature by the last signing party) to the Mutual Confidentiality Agreement, dated as of June 9, 1993, (the "Agreement"), by and between Neurocrine Biosciences, Inc. ("Neurocrine"), and Eli Lilly and Company ("Lilly").

        WHEREAS, Neurocrine and Lilly desire to amend the Agreement, as more fully set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Agreement as follows:

        The scope of the Agreement shall be enlarged to cover discussions regarding antagonist(s) of the interaction of CRF and CRF binding protein. Additionally, the Agreement shall relate to discussions held on or after December 20, 1995. The Agreement shall now expire on December 20, 2000.

        All other terms of the Agreement shall remain in place without revision.


                                         NEUROCRINE BIOSCIENCES, INC.


                                         By:  /SIG/
                                            -------------------------------
                                         Title: Exec. V.P. R&D

                                         Date:    7/26/96
                                              -----------------------------


                                         ELI LILLY AND COMPANY


                                         By:  /SIG/
                                            -------------------------------

                                         Title:  Vice President

                                         Date:   Dec 20, 1995
                                              -----------------------------

                                    AMENDMENT

                                       TO
                        MUTUAL CONFIDENTIALITY AGREEMENT

        AMENDMENT (effective as of the date of signature by the last signing party) to the Mutual Confidentiality Agreement, dates as of June 3, 1993 and as amended January 26, 1996 (the "Agreement") by and between Neurocrine Biosciences, Inc. ("Neurocrine"), and Eli Lilly and Company ("Lilly").

        WHEREAS, Neurocrine and Lilly desire to amend the agreement solely for the purpose of allowing Eli Lilly to more fully evaluate Neurocrine's CRF-binding protein program;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Agreement as follows:

        Neurocrine will provide information regarding chemical structures to Lilly. With regard to any such information regarding chemical structures, Lilly agrees to use such information solely for the purposes of evaluating a possible future relationship between the parties, and shall not use the information for any other purpose, including use in the development of any compounds or to assist in the development of any research or commercial program. Upon the request of Neurocrine, all information provided to Lilly regarding chemical structures shall be returned or destroyed, with the exception that one copy of the information may be retained solely for the purpose of insuring compliance with the restrictions provided herein.

        Notwithstanding anything set forth above, the foregoing commitments shall not impose any obligation on Lilly with respect to any information regarding the structures which Lilly can establish:

        1.      Was known to Lilly prior to the receipt of same from Neurocrine;
                or

        2. Is now, or becomes in the future, public knowledge other than through acts or omissions of Lilly; or

        3. Is disclosed at any time to Lilly by a third party that had a lawful right to disclose it.

        All other terms of the Agreement shall remain in place without revision including the Agreements expiration on December 20, 2000.

NEUROCRINE BIOSCIENCES, INC.               ELI LILLY AND COMPANY


By:  /SIG/                                By:     STEVEN M. PAUL
   -----------------------------             -----------------------------

Title:  /TITLE/                           Title: Steven M. Paul, Vice President
      --------------------------                --------------------------

Date:     3/27/96                         Date:   3/26/96
     ---------------------------               ---------------------------